As filed with the Securities and Exchange Commission on October 25, 2012

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-5653152 (I.R.S. Employer Identification No.)

601 Travis, Suite 1400
Houston, Texas 77002	77002
(Address of Principal Executive Offices)	(Zip Code)

Dynegy Inc. 2012 Long Term Incentive Plan

(Full title of the plan)

Catherine B. Callaway

Executive Vice President, General Counsel & Chief Compliance Officer

601 Travis, Suite 1400

Houston, Texas 77002

(Name and address of agent for service)

(713) 507-6400

(Telephone Number, including area code, of agent for service)

Copy to:
David Johansen

Mark Hamilton

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01	6,084,576	$18.68	$113,659,879.68	$15,503.21

(1)                                 The common stock, par value $0.01 per share, registered hereby is the common stock, par value $0.01 per share, of Dynegy Inc. that will be deemed authorized after giving effect to the Joint Chapter 11 Plan of Reorganization for Dynegy Holdings, LLC and Old DI (as defined below) on October 1, 2012, as confirmed by the United States Bankruptcy Court for the Southern District of New York, Poughkeepsie Division on September 10, 2012 (the “Joint Plan”).

(2)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the registrant which become issuable under the Dynegy Inc. 2012 Long Term Incentive Plan (the “2012 Incentive Plan”) being registered pursuant to this Registration Statement by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)                                 Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act and based on the value attributed to the common stock in connection with the registrant’s emergence from bankruptcy pursuant to the Joint Plan.

Explanatory Statement

(Not Part of the Prospectus)

This registration statement is filed to register shares of common stock, par value $0.01 per share (the “Common Stock”) of Dynegy Inc. (the “Registrant,” the “Company” or “Dynegy”) that may be issued or sold under the Dynegy Inc. 2012 Long Term Incentive Plan (the “LTIP”). The Registrant was formed as a result of the merger (the “Merger”) of Dynegy Inc. (“Old DI”) and Dynegy Holdings, LLC (“DH”), a former wholly-owned subsidiary of Old DI. Prior to Emergence (as defined below), DH merged with and into Old DI with Old DI as the surviving entity in the Merger. The Merger was effected on September 30, 2012. On October 1, 2012, Old DI emerged from bankruptcy protection (the “Emergence”) under Chapter 11 of title 11 of the U.S. Code (the “Bankruptcy Code”) pursuant to the Joint Plan, as the Registrant. For a discussion of the Merger, the Emergence and the related transactions pursuant to the Joint Plan, see the Registrant’s current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2012.

The Common Stock being registered pursuant to this Registration Statement is being issued under Dynegy’s Third Amended and Restated Certificate of Incorporation (the “Charter”) filed with the Secretary of State of the State of Delaware pursuant to the Joint Plan. The Charter became effective in connection with Dynegy’s Emergence on October 1, 2012.  See Dynegy’s Registration Statement on Form 8-A, filed with the Commission on October 1, 2012.

Because the Registrant’s operations are primarily conducted through subsidiaries formerly held by DH and the Registrant initially issued approximately 99% of its outstanding common stock to DH’s former creditors pursuant to the Joint Plan, the accounting treatment of the Merger for financial statements to be filed by the Registrant after the Merger will reflect DH acquiring Old DI in a “recapitalization.”  Under this method of accounting, the

Registrant’s historical results for periods prior to the Merger will be the same as DH’s historical results.  As a result of this treatment, the documents incorporated by reference into this Registration Statement and previously filed with the Commission include the financial statements and other financial data of DH.  The consolidated financial statements and related notes incorporated by reference herein do not give effect to the Joint Plan, the Merger, the impact of the “recapitalization” accounting treatment or the impact of the adoption of fresh-start accounting, which is expected to be adopted upon Emergence. Accordingly, following Dynegy’s emergence from bankruptcy, it will be difficult to compare certain information reflecting the Registrant’s results of operations and financial condition to those for historical periods prior to emergence from bankruptcy.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to each participant in the 2012 Incentive Plan as may be required by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by us with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of any Current Report on Form 8-K) are incorporated by reference in this Registration Statement:

•                  DH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on September 18, 2012;

•                  Old DI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 8, 2012, as amended by Old DI’s Annual Report on Form 10-K/A for the same period (except for Items 6, 7, 8 and 15(a) thereof);

•                  DH’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012 filed on September 18, 2012;

•                  Old DI’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012 filed on May 10, 2012 and August 3, 2012, respectively (except for Item 1 and Item 2 thereof);

•                  DH’s Current Reports on Form 8-K filed March 19, 2012, March 28, 2012, April 27, 2012, May 31, 2012, July 3, 2012, August 13, 2012 and September 25, 2012 (to the extent such reports are filed);

•                  Old DI’s Current Reports on Form 8-K filed January 9, 2012, February 3, 2012, March 2, 2012, March 8, 2012, April 11, 2012, July 6, 2012, July 10, 2012, July 11, 2012, October 2, 2012 and October 4, 2012 (to the extent such reports are filed);

•                  Old DI’s and DH’s Current Reports on Form 8-K filed on January 23, 2012, March 7, 2012, May 2, 2012, May 31, 2012, June 11, 2012, June 19, 2012, July 13, 2012, August 1, 2012, August 15, 2012, August 27, 2012, August 31, 2012 and September 13, 2012 (to the extent such reports are filed); and

•                  the description of Registrant’s Common Stock in the Registrant’s Registration Statement on Form 8-A filed on October 1, 2012, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained hereby modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The following discussion summarizes the material indemnification provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) and the registrant’s Charter.

Pursuant to Section 145 of the DGCL, the registrant generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the registrant’s best interests and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Moreover, Section 145 of the DGCL provides that the registrant has the power to purchase and maintain insurance on behalf of its current and former directors, officers, employees and agents.

The registrant’s Fourth Amended and Restated Bylaws permit the indemnification of officers and directors to the fullest extent permitted by the DGCL. In addition, the registrant’s Charter provides mandatory indemnification to any party who is or was a director or officer of the registrant or who is or was serving as a director or officer of another entity at the request of the registrant to the fullest extent permitted by the DGCL. The registrant’s Charter also provides that any indemnification will be made in a specific case only as authorized by the registrant’s board of directors, a committee of the board of directors, independent legal counsel or the stockholders, upon a determination that indemnification is proper in the circumstances because the indemnitee met the applicable standard of conduct set forth in the registrant’s Charter. However, if a current or former director or officer has been successful in the defense of any covered action or proceeding, such person will be indemnified against expenses actually and reasonably incurred.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of Dynegy Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc. filed on October 4, 2012).

3.2	Fourth Amended and Restated Bylaws of Dynegy Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Dynegy Inc. filed on October 4, 2012).

4.1	Dynegy Inc. 2012 Long Term Incentive Plan. *

5.1	Opinion of White & Case LLP, including the consent of such firm. *

23.1	Consent of Ernst & Young LLP. *

23.2	Consent of White & Case LLP (contained in the opinion of counsel filed as Exhibit 5.1). *

24.1	Powers of Attorney (included on the signature pages hereof). *

*                                         Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2012.

DYNEGY INC.

By:	/s/ Robert C. Flexon
Name:	Robert C. Flexon
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Catherine B. Callaway and Heidi D. Lewis, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this Registration Statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature/Name	Position	Date

/s/ Pat Wood III	Chairman	October 25, 2012
Pat Wood III

/s/ Robert C. Flexon	Director, President and Chief Executive Officer	October 25, 2012
Robert C. Flexon	(Principal Executive Officer)

/s/ Clint C. Freeland	Executive Vice President and Chief Financial Officer	October 25, 2012
Clint C. Freeland	(Principal Financial Officer)

/s/ J. Clinton Walden	Vice President and Chief Accounting Officer	October 25, 2012
J. Clinton Walden	(Principal Accounting Officer)

/s/ Hilary E. Ackermann	Director	October 25, 2012
Hilary E. Ackermann

/s/ Paul Barbas	Director	October 25, 2012
Paul Barbas

/s/ Richard Kuersteiner	Director	October 25, 2012
Richard Kuersteiner

/s/ Jeffrey S. Stein	Director	October 25, 2012
Jeffrey S. Stein

/s/ John R. Sult	Director	October 25, 2012
John R. Sult

Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the Dynegy Inc. 2012 Long Term Incentive Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 25, 2012.

DYNEGY INC. 2012 LONG TERM INCENTIVE PLAN

By:	/s/ Carolyn J. Burke
Name:	Carolyn J. Burke
Title:	Executive Vice President and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of Dynegy Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc. filed on October 4, 2012).

3.2	Fourth Amended and Restated Bylaws of Dynegy Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Dynegy Inc. filed on October 4, 2012).

4.1	Dynegy Inc. 2012 Long Term Incentive Plan. *

5.1	Opinion of White & Case LLP, including the consent of such firm. *

23.1	Consent of Ernst & Young LLP. *

23.2	Consent of White & Case LLP (contained in the opinion of counsel filed as Exhibit 5.1). *

24.1	Powers of Attorney (included on the signature pages hereof). *

*                                         Filed herewith